Exhibit 99.2

For:	Calavo Growers, Inc.

Contact:	James E. Gibson
Chief Executive Officer
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES BOARD

AND EXECUTIVE APPOINTMENTS

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Longtime Director Leavens Becomes Board Chair;

Silva Appointed Corporate Controller and Chief Accounting Officer

SANTA PAULA, Calif. (March 10, 2020)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh food, today announced that J. Link Leavens has been appointed to the position of Chairman of the Board.

Leavens succeeds Lee E. Cole, who retired on Feb. 27, 2020, after 28 years of service as Chairman of the Board. Cole continues to serve as a Director. Separately, he retired on Jan. 31, 2020 as Calavo’s President and Chief Executive Officer, positions he had held since 1999.

A member of the company’s Board of Directors since 1987, Leavens is President and Chief Executive Officer of Leavens Ranches. With 1,200 acres of avocado and lemon orchards in Southern California,  Leavens Ranches has been a member of Calavo since 1956.

Leavens is a graduate of California State Polytechnic University, Pomona, where he earned a bachelor of science degree in plant and soil science, and holds a master’s in business administration from California Lutheran University. He has served as president of the Farm Bureau of Ventura County and of the Ventura County Resource Conservation District.

Calavo Chief Executive Officer James E. Gibson stated: “I am delighted that Link has agreed to accept the position of Board Chairman. He has a deep understanding of our company and our industry that I know will be invaluable to me, our management team and the Board in the years ahead.”

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Leavens said, “I am honored to accept this additional role for an organization I’ve been a part of, and admired, for more three decades. It’s been a distinct privilege serving alongside Lee Cole, and I am pleased that he will continue as member of the Board. On behalf of the Board, I extend thanks to Lee for his decades-long service as Chairman, President and Chief Executive Officer, and look forward to Calavo’s continuing success under the leadership of its dynamic new CEO, Jim Gibson.”

Calavo also announced the appointment of Joel Silva as Corporate Controller and Chief Accounting Officer. Previously Silva was Division Controller for the company’s Fresh and Foods divisions.

He replaces James Snyder, who resigned effective March 6, 2020, to join a company in the financial services sector.

Earlier in his career, Silva was an audit Partner at Arthur Andersen. Fully bilingual, he lived and worked in Mexico for five years. He holds a degree in accounting from the University of Texas at Austin.

In announcing the appointment, Gibson said, “Joel’s experience makes him an excellent fit for his new position.”  Silva will be supported in his new position by two current assistant controllers who have extensive experience at the company.

Gibson also said the company has begun a search for a new Chief Financial Officer to succeed John Lindeman, who resigned effective March 11, 2020, to accept a position at a private-equity-funded hydroponics company. “John made a very significant contribution to Calavo, and we look forward to seeing his success at the new venture he has joined,” Gibson said.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets

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and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated

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entities; system security risk and cyber attacks and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events; the competitive pressures faced by Calavo's businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated entities; system security risk and cyber attacks; and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.